Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Amscan Holdings, Inc.
James M. Harrison
(914) 784-4014

Michael A. Correale
(914) 784-4050


                 AMSCAN ANNOUNCES MERGER AND RECAPITALIZATION


Elmsford, NY - March 29, 2004 - Amscan Holdings, Inc., Berkshire Partners LLC and Weston Presidio jointly announced today the signing of a definitive merger agreement providing for a recapitalization of Amscan in which Amscan will merge with AAH Acquisition Corporation, a newly-formed corporation affiliated with AAH Holdings Corporation, an entity jointly controlled by affiliates of Berkshire Partners and Weston Presidio. The total value of the transaction, including equity and debt, is approximately $540 million. Under the terms of the agreement, GS Capital Partners II, L.P., and certain other funds managed by or otherwise affiliated with Goldman, Sachs & Co., which currently own approximately 71% of Amscan, will transfer all of their equity interests in the Company.

Gerald C. Rittenberg, Chief Executive Officer of Amscan, said, "This transaction confirms the market's positive view of our business strategy and prospects, and the value of our franchise as a leader in the party goods business. Our new capital structure and equity partners will provide us with the means and support to build on our platform and to continue to exploit new opportunities."

Berkshire Partners and Weston Presidio have received a commitment from Goldman Sachs Credit Partners L.P. for a senior debt facility and a bridge financing facility for its senior subordinated debt financing. In connection with the transaction, Amscan intends to commence a cash tender offer to purchase any and all of Amscan's outstanding 9.875% Senior Subordinated Notes due 2007. The offer will be conditioned upon the closing of the merger and will be subject to other terms and conditions that will be included in the offering materials.

The merger is subject to customary conditions including the approval of Amscan stockholders, the availability of the contemplated financing, the expiration of antitrust waiting periods and certain other conditions. Shareholders of Amscan representing approximately 99% of the outstanding Amscan stock have agreed to vote in favor of the transaction. The transaction is expected to close in mid-2004.

Goldman, Sachs & Co. advised Amscan on the transaction.

"Amscan has become the leading company in the party goods industry by continually providing their customers with innovative designs and outstanding service," said Robert J. Small, Managing Director at Berkshire Partners. "The Company is uniquely positioned for continued success and we are excited to support Amscan's growth plan as it focuses on new opportunities."



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Kevin M. Hayes, General Partner of Weston Presidio, added, "Amscan's management team, led by Gerry Rittenberg and Jim Harrison, are proven leaders in their field and have historically identified and exploited new areas for growth. We are excited to support them in the next stage of Amscan's development."

Terrence M. O'Toole, Managing Director and Chief Operating Officer of Goldman, Sachs & Co.'s Principal Investment Area, and Chairman of the Board of Amscan, said "Since the time Goldman Sachs first invested in Amscan in 1997, Gerry Rittenberg, Jim Harrison and their management team have achieved tremendous financial results in a range of economic conditions. They have executed a strategic plan that moved the company into new sales channels, allowed it to introduce new product lines and strengthened its leadership position in the party goods industry. Amscan is well-positioned as a leader in a growing and economically resilient industry, and we wish Amscan, Berkshire Partners and Weston Presidio future success."

Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion. The firm's investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate. Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services. Over the past decade, Berkshire has been an investor in over 75 operating companies with more than $11.0 billion of acquisition value and combined revenues in excess of $14.0 billion. Additional information may be found at www.berkshirepartners.com.

Weston Presidio, founded in 1991, is a private equity firm with over $2.3 billion under management. With offices in Boston, San Francisco, and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America and Europe. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 200 portfolio companies in a variety of industries including consumer products and retail, manufacturing and industrial, media, service, and technology. Representative investments include Associated Materials, JetBlue Airways, Restoration Hardware, Hunter Fan, Fender Musical Instruments, and Nebraska Books. For more information, visit www.westonpresidio.com.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. Goldman Sachs is a global leader in corporate equity and mezzanine investing. To date, Goldman Sachs has formed ten investment vehicles aggregating over $17 billion of capital. For more information, please visit www.gs.com/pia.

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Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements.